Exhibit 5.1

March 19, 2021

Anheuser-Busch InBev Finance Inc.,

    250 Park Avenue,

New York, NY 10177.

Anheuser-Busch InBev Worldwide Inc.,

    One Busch Place,

St. Louis, MO 63118.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of an unspecified aggregate initial offering price or principal amount of unsecured debt securities (the “Debt Securities”) of Anheuser-Busch InBev Finance Inc., a Delaware corporation (“ABIFI” and an “Issuer”) and/or Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (“ABIWW”, an “Issuer” and together with ABIFI, the “Issuers”), and the related guarantees (the “Guarantees”) of the Debt Securities by Anheuser-Busch InBev SA/NV, ABIWW (in respect of Debt Securities for which it is not the Issuer), ABIFI (in respect of Debt Securities for which it is not the Issuer), Anheuser-Busch Companies, LLC, BrandBrew S.A., Brandbev S.à r.l. and Cobrew NV (each a “Guarantor,” and together, the “Guarantors”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when (i) the Registration Statement on Form F-3 (the “Registration Statement”) has become effective under the Act, the (ii) the Indenture relating to the Debt Securities in substantially the form filed as Exhibit 4.1 to the Registration Statement (the “ABIFI Indenture”) has been duly authorized, executed and delivered, (iv) the Supplemental Indenture relating to the Debt Securities (the “Supplemental Indenture”), supplementing the Indenture, dated as of April 4, 2018, as amended and supplemented by Supplemental Indenture No. 7, dated as of January 23, 2019 and by Supplemental Indenture No. 13, dated as of April 3, 2020,

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among ABIWW, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “ABIWW Indenture” and, together with the Supplemental Indenture and the ABIFI Indenture, the “Indentures”), has been duly authorized, executed and delivered and (iii) the terms of the Debt Securities and the Guarantees and of their issuance and sale have been duly established (a) with respect to Debt Securities issued by ABIWW, in conformity with the ABIWW Indenture and the Supplemental Indenture (b), with respect to Debt Securities issued ABIFI, in conformity with the ABIFI Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the relevant Issuer or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the relevant Issuer or any of the Guarantors and (iv) the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the relevant Indenture and issued and sold as contemplated in the Registration Statement, (1) the Debt Securities will constitute valid and legally binding obligations of the relevant Issuer and (2) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit or the related Guarantee in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated or the related Guarantee into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency or the related Guarantee, a state court in the State of New York rendering a judgment on such Debt Security or Guarantee would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security or Guarantee is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) BrandBrew S.A. is validly

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existing as a public limited liability company (société anonyme) under the laws of Luxembourg, (ii) Brandbev S.à r.l. is a validly existing société à responsabilité limitée under the laws of Luxembourg, (iii) each of Cobrew NV and Anheuser-Busch InBev SA/NV is a validly existing public limited liability company (société anonyme/naamloze vennotschap) under the laws of Belgium, (iv) the ABIWW Indenture has been duly authorized, executed and delivered by each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of their respective jurisdictions of organization, (v) the execution and delivery of the ABIWW Indenture has not resulted in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation, (vi) the ABIFI Indenture and Supplemental Indenture will be duly authorized, executed and delivered by each of BrandBrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (vii) the execution and delivery of the ABIFI Indenture and the Supplemental Indenture will not result in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation and (viii) the provisions of the Indentures designating the law of the State of New York as the governing law of the Indentures will be valid and binding on each of BrandBrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization. With respect to all matters of Belgian law and Luxembourg law, we note that you have received opinions, dated as of the date hereof, of Clifford Chance LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the ABIWW Indenture has been duly authorized, executed and delivered by the Trustee thereunder, which assumption we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP